EXHIBIT 10.4
ASSOCIATED ESTATES REALTY CORPORATION
CHANGE IN CONTROL RETENTION PLAN

1.
Adoption. Associated Estates Realty Corporation, an Ohio corporation (the “Company”), hereby adopts this Change in Control Retention Plan (the “Plan”), effective as of April 22, 2015 (the “Effective Date”).

2.	Definitions.

a.	“Associated Estates Realty Corporation 2011 Equity-Based Award Plan” means that certain Associated Estates Realty Corporation 2011 Equity-Based Award Plan, as amended and restated from time to time.

b.	“Board” means the Board of Directors of the Company.

c.
“Cause” means (i) conviction of the Participant for committing a felony under federal law or in the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling the Participant’s employment duties, or (iii) willful and deliberate failure on the part of the Participant to perform the Participant’s employment duties in any material respect.

d.	“Change in Control” has the same meaning ascribed to it under the Associated Estates Realty Corporation 2011 Equity-Based Award Plan.

e.	“Closing Date” means the date on which a Change in Control is consummated.

f.	“Participant” means any individual who has been designated as eligible to participate in the Plan pursuant to Section 3.

g.	“Retention Bonus” means the bonus granted to a Participant under the terms of this Plan and the Participant’s Retention Bonus Letter.

h.	“Retention Bonus Amount” means the amount of a Participant’s Retention Bonus as set forth in the Participant’s Retention Bonus Letter.

i.	“Retention Bonus Letter” means a written letter from the Company to a Participant that provides a Participant with the opportunity to earn a Retention Bonus under this Plan.

3.
Participation in the Plan. The Board may, in its sole discretion, designate employees of the Company as eligible to participate in the Plan and designate each such Participant's Retention Bonus Amount. Any such designation by the Board will be evidenced by a Retention Bonus Letter. If an individual’s employment with the Company terminates before the Closing Date for any reason, such individual shall not be a Participant and shall not be entitled to receive a Retention Bonus under the Plan.

4.	Eligibility Criteria and Payment Dates.

a.	If a Participant has remained continuously employed by the Company from the Effective Date until the Closing Date, the Company shall pay to the Participant

50% of the Retention Bonus on the next regularly scheduled payroll date following the Closing Date.

b.
If a Participant has remained continuously employed by the Company, its successor, parent or subsidiary from the Closing Date until the 60th calendar day after the Closing Date, the Company shall pay to the Participant the remaining 50% of the Retention Bonus on the next regularly scheduled payroll date following the 60th calendar day after the Closing Date; provided, however, that if the Participant fails to remain continuously employed by the Company until the 60th calendar day after the Closing Date as a consequence of the Participant’s (i) death prior to the 60th calendar day after the Closing Date or (ii) employment having been terminated without Cause by the Company, its successor, parent, or subsidiary during the period beginning on the Closing Date and ending on the 60th calendar day after the Closing Date, the Company shall nevertheless pay to the Participant (or, in the event of death, the Participant’s estate) the remaining 50% of the Participant’s Retention Bonus on the next regularly scheduled payroll date following the 60th calendar day after the Closing Date.

c.
For the avoidance of doubt, in no event shall a Participant be entitled to more than 100% of the Participant’s Retention Bonus. In no event shall any portion of a Retention Bonus be paid later than June 1st of the year following the year in which the Closing Date occurs.

5.
Taxes. The Company may withhold from any Retention Bonus payable under the Plan all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of the Plan, the Company shall not be obligated to guarantee any particular tax result for any Participant with respect to any payment provided to such Participant hereunder, and such Participant shall be responsible for any taxes imposed on the Participant with respect to any such payment.

6.
Limitations. The Plan represents only an unfunded, unsecured promise to pay by the Company and the Participants are unsecured creditors of the Company. No property of the Company is or shall be, by reason of this Plan, held in trust for any employee or former employee of the Company, nor shall any person or entity have any interest in or any lien or prior claim upon any property of the Company by reason of the Plan or the Company’s obligations to make payments hereunder.

7.
Plan Not Contract of Employment. Neither the Plan nor any Retention Bonus Letter is to be construed as constituting a contract of employment. Neither the Plan, nor any Retention Bonus Letter nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ of the Company or to be retained in any office.

8.
Restrictions on Transfer and Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred in whole or in part either directly or through the operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Participant in the Plan shall be subject to any obligation or liability of such

Participant. Notwithstanding the foregoing, if a Participant is entitled to receive a Retention Bonus that has not yet been paid as of the date of the Participant’s death, such Participant’s right and interest under the Plan may be transferred upon death, by will or the laws of descent and distribution.

9.	Plan Administration.

a.
The Plan shall be administered by the Board. The Board has the discretion to interpret the Plan and may determine the Retention Bonuses to be granted under the Plan. The Board may establish, amend and rescind any rules and regulations related to the Plan, and make any other determinations that it believes necessary or advisable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Retention Bonus Letter in the manner and to the extent the Board deems desirable to carry it into effect. The Board may delegate any of its authority under the Plan to a sub-committee or officers of the Company, as it deems appropriate. Any decisions of the Board or its delegate in the administration of the Plan shall be final and conclusive. The Board or its delegate shall not be liable for any such action taken, or determination made, in good faith.

b.
To the extent applicable, it is intended that the Plan (including all amendments thereto) comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant or a beneficiary. The Plan shall be interpreted and administered in a manner consistent with this intent.

10.	Amendment or Termination.

a.
If a Change in Control does not occur before October 31, 2015, the Plan shall terminate and no Retention Bonuses shall become payable hereunder. If a Change in Control occurs on or before October 31, 2015, the Plan shall terminate on the date on which all Retention Bonuses are paid to the Participants.

b.
In addition to its powers to administer the Plan, the Board may amend, modify, change, suspend or terminate, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment shall adversely affect the rights of a Participant without such Participant’s written consent.

11.
Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but the Plan shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

12.
Construction. The Plan and the Retention Bonus Letters are created, adopted and administered according to the laws of the State of Ohio (except its choice of law rules) and, except to the extent that such laws have been superseded by the laws of the United State of America, are governed by those laws in all respects. The provisions of the Plan are binding on the Company and its successors and assigns, and on the Participants. The headings in the Plan have been inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

13.
Complete Agreement. This Plan and the Retention Bonus Letters embody the complete agreement and understanding between the parties with respect to the subject matter hereof and, effective as of its date, supersede and preempt any prior understandings, agreements, or representations made by the Company, written or oral, which may have related to the subject matter hereof in any way. In the event of any conflict between a Retention Bonus Letter and the Plan, the Plan shall prevail.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed, effective as of the Effective Date.

ASSOCIATED ESTATES REALTY
CORPORATION

/s/ Daniel E. Gold
Name: Daniel E. Gold
Title: Vice President of Human Resources